UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2005 (April 29, 2005)

ECLIPSYS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24539	65-0632092

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Clint Moore Road, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 322-4321

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

          ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

          ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

          ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

          ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On April 29, 2005, Eclipsys Corporation (the “Company”) announced that Eugene V. Fife, the Company’s Chairman of the Board of Directors, had been named interim Chief Executive Officer and President, replacing Paul L. Ruflin who is leaving the Company. Mr. Fife will also continue to serve as the Chairman of the Company’s Board of Directors. The Company also announced that it had initiated a search for a new, permanent Chief Executive Officer.

     In connection with his appointment as interim Chief Executive Officer, the Company entered into an employment agreement with Mr. Fife on April 29, 2005. Pursuant to this agreement, the Company agreed to employ Mr. Fife as interim Chief Executive Officer and President at an initial annual salary of $750,000. Pursuant to the employment agreement, the Company or Mr. Fife can terminate Mr. Fife’s employment with the Company at any time. Mr. Fife also agreed not to solicit the Company’s employees or customers during his employment and for 12 months after the termination of his employment. In addition, separate from the employment agreement, Mr. Fife will continue to receive $150,000 in annual compensation as the Chairman of the Company’s Board of Directors.

     Also on April 29, 2005, the Company entered into a restricted stock agreement (the “Restricted Stock Agreement”) with Mr. Fife under the Company’s Amended and Restated 2000 Stock Incentive Plan. Pursuant to the Restricted Stock Agreement, the Company sold Mr. Fife 100,000 shares of the common stock of the Registrant at a purchase price of $0.01 per share. Under the Restricted Stock Agreement, the Company maintains the right to repurchase the unvested portion of these shares at the original purchase price upon the termination of the Business Relationship (as defined in the Restricted Stock Agreement) between the Company and Mr. Fife. The shares vest over a two-year period, with 4.166% vesting each month.

     In connection with his separation from the Company, Paul L. Ruflin is entitled to the following severance benefits under his Amended and Restated Employment Agreement with the Company: (i) severance pay consisting of 18 months of his current base salary, which is $750,000, 150% of his target bonus for 2005, which is $250,000, and a pro rata portion of his 2005 target bonus based on the number of days in 2005 that he was employed by the Company, payable over 18 months beginning on the first regular pay period after six months from the date of termination, (ii) continued life, group health and dental insurance benefits until the earlier of 18 months after his termination or such time as Mr. Ruflin is eligible to receive substantially similar benefits from another employer, and (iii) the acceleration of the vesting under his stock option and restricted stock grant so as to provide an additional 12 months of vesting.

Item 2.02. Results of Operations and Financial Condition

     On April 29, 2005, the Company announced its financial results for the quarter ended March 31, 2005. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

     The information in this Item 2.02 of this Current Report on Form 8-K (together with Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On April 29, 2005, the Company’s Board of Directors appointed Eugene V. Fife, the Company’s Chairman, to serve as interim Chief Executive Officer and President, replacing Paul L. Ruflin, who is leaving the Company. Mr. Fife is 64 years old, has served on the Company’s Board of Directors since May 1997 and has served as Chairman of the Board since January 2003. Since December 1999, Mr. Fife has served as the founding principal of Vawter Capital, LLC, a private investment firm. From September 1996 to October 2000, Mr. Fife served as the co-chairman and chief executive officer of Illuminis, Inc. (formerly known as Multimedia Medical Systems, Inc.), a medical information systems company. Mr. Fife was formerly a general partner in Goldman Sachs & Co., where he served as a member of its Management Committee and as chairman of Goldman Sachs International. He retired from Goldman Sachs & Co. in 1995, but continues to serve as a Senior Director of the firm. Mr. Fife is also a director of Caterpillar, Inc., a heavy equipment and engine manufacturer. See Item 1.01 for a description of the material terms of the employment agreement between the Company and Mr. Fife.

Item 8.01. Other Events.

      On April 29, 2005, Mr. Fife resigned from the Audit Committee and the Executive Development and Compensation Committee. In order to comply with the requirements of the Company’s committee charters and the rules of the NASDAQ Stock Market with respect to the number of independent directors required to serve on the Audit Committee and Executive Development and Compensation Committee, the Company’s Board of Directors selected Dan L. Crippen to replace Mr. Fife on both committees.

     In addition, in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee nominated, and a majority of the independent members of the Board of Directors approved, Edward A. Kangas as Lead Director.

Item 9.01. Financial Statements and Exhibits.

     (c)     Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1	Press Release entitled “Eclipsys Appoints Chairman Eugene V. Fife to the Additional Positions of President and Chief Executive Officer,” issued by the Company on April 29, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECLIPSYS CORPORATION
Date: April 29, 2005	By:	/s/ Robert J. Colletti
Robert J. Colletti
Senior Vice President and Chief Financial Officer